Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated May 1, 2017 relating to the consolidated financial statements and financial statement schedules of Athenex, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a going concern uncertainty) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the references to us under the headings “Prospectus Summary – Recent Developments” and “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Williamsville, New York

January 22, 2018